Exhibit 99.1

Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil Reports Year-end Reserves for 2008

Calgary, February 16, 2009 — Imperial Oil Limited today announced total year-end proved reserves of more than 2.3 billion oil equivalent barrels, an increase of almost 50 percent from 2007. This represents a reserve life at current production rates of approximately 25 years.

Reserves additions from Phase 1 of the Kearl oil sands project totalled about 800 million oil-equivalent barrels. The Kearl project, a surface mining operation north-east of Fort McMurray, is planned to be developed in three phases, with Phase 1 designed to produce about 110,000 barrels a day of bitumen.

“We are very pleased to have met this milestone for the Kearl project.” said Bruce March, chairman, chief executive officer and president of Imperial Oil. “The Kearl project is a high-quality oil sands resource with a long production plateau that represents significant value for Imperial shareholders. The Kearl project is a key development for Canada’s oil sands and we are committed to developing it in a manner that protects the environment. We also believe developing the Alberta oil sands is vital to Canada’s and the world’s economy,” March added.

The annual reporting of proved reserves is the product of Imperial’s long-standing processes, which ensure consistency and management accountability with respect to all reserve bookings.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of the country’s largest producers of crude oil and natural gas, is the largest petroleum refiner, and has a leading market share in petroleum products sold through a coast-to-coast supply network that includes about 1,900 service stations.

CAUTIONARY NOTE: The term “reserves” as used in this release includes proven reserves from oil sands operations which are currently reported separately as mining operations in the company’s SEC reports.

FOR MORE INFORMATION, CONTACT:

Dee Brandes	Gordon Wong
Investor Relations	Media Relations
(403) 237-4537	(403) 237-2710